EXHIBIT 21.1

PACIFIC MAGTRON INTERNATIONAL CORP.


SUBSIDIARIES

Pacific Magtron, Inc.                      - wholly owned California corporation

Pacific Magtron (GA), Inc.                 - wholly owned Georgia corporation
                                             by Pacific Magtron, Inc.

LiveWarehouse, Inc.                        - wholly owned California
                                             corporation